Exhibit 10.53

Performance Stock Unit Participation Agreement
This Performance Restricted Stock Unit Participation Agreement (the “Agreement”) is dated as of this ____ day of ____, 2019 and sets forth the terms and conditions of the Award described below made by Heidrick & Struggles International, Inc. (the “Company”) to [____] (the “Participant”), pursuant to the Second Amended and Restated 2012 Heidrick & Struggles GlobalShare Program (the “Program” or the “Plan”).
As of ____ (the “Grant Date”), the Company has granted ____ Performance Restricted Stock Units (“PRSUs”) to the Participant as set forth herein. The PRSUs are granted pursuant to the Program and are governed by the terms and conditions of the Program. All defined terms used herein, unless specifically defined in this Agreement, have the meanings assigned to them in the Program. The Participant agrees to be bound by all terms and conditions of the Agreement and the Program, and has received and reviewed a copy of the Program and the Prospectus for the Program dated ____.
The PRSUs granted under this Agreement shall not become valid or enforceable unless and until the Participant executes the Agreement and it is accepted by the Company. By the Participant’s signature and the Company’s signature below, the Participant and the Company agree that this constitutes the signature page of the Agreement. Participant further agrees that the PRSUs are granted under and governed by the terms and conditions of the Agreement and the Program. Agreements that are not signed and returned shall be invalid and unenforceable.
As a material condition and inducement to the Company’s grant of PRSUs to the Participant, the Participant agrees that he or she has received and reviewed the Program and the Prospectus, and the Participant further agrees to be bound by all of the terms and conditions of the Agreement and the Program, as may be amended by the Company from time to time.
IN WITNESS WHEREOF, the parties hereto have duly executed the Agreement as of the date first set forth above.

___________________________________________
Name:    [____]

Heidrick & Struggles International, Inc.

By: _________________________________
Name:    Kamau Coar
Title:    General Counsel & Corporate Secretary

Exhibit 10.53

NOW, THEREFORE, in consideration of the agreements of the Participant herein provided and pursuant to the Program, the parties agree as follows:

1.	Definitions. All capitalized terms used herein, unless specifically defined herein, shall have the same meanings as established in the Program.

2.	Participation. Contingent upon the execution of the Agreement, the Company hereby grants to the Participant ____ PRSUs subject to the terms and conditions herein.

3.	Vesting of PRSUs.

a.
Subject to Section 3(b) and Section 4 below, all PRSUs granted under the Agreement shall vest in accordance with the Earn-Out Installments set forth in the Quota Purchase Agreement dated August 23, 2019 (the “QPA”), with 1) 50% vesting with the First Earn-Out Installment; and 2) 50% vesting with the Second Earn-Out Installment; provided the Participant has been in Continuous Service through each vesting date. For purposes of the Agreement, “Continuous Service” shall mean the Participant’s service with the Company or any Subsidiary or Affiliate as a quota holder has not been interrupted or terminated, and shall include any period during which the Participant is on an approved leave of absence from the Company or its Subsidiaries or Affiliates.

b.
Vesting of the PRSUs shall also be contingent upon the achievement of the respective Earn-Out Installments described in the QPA. The PRSUs awarded to the Participant shall only vest should the applicable Earn-Out Installment metrics being achieved.

c.	If the Participant’s Continuous Service is terminated as a result of the Participant’s death or Disability, all PRSUs granted to the Participant under the Agreement will immediately vest.

4.	Effect of Vesting.

a.
If, and at the time, the Participant’s PRSUs vest under the terms of Section 3 or Section 9, and subject to Section 7, such Participant shall receive as full consideration for the PRSUs the number of PRSUs which vested on such date.

b.
The PRSUs granted to the Participant shall be maintained in a bookkeeping account with the custodian appointed by the Human Resources & Compensation Committee (the “Committee”) from time to time (the “Custodian”) for such Participant if and until the PRSUs are converted into Shares pursuant to this Section 4, at which time the Shares shall be issued to the Participant in accordance with Section 5 below.

5.
Delivery of Shares to the Participant. As soon as practicable after the PRSUs vest and are converted into Shares, and subject to Section 7, the Custodian shall, without transfer or issue tax or other incidental expense to the Participant, deliver to the Participant by first-class insured mail addressed to the Participant at the address shown on page 1 or the last address of record on file with the Custodian, (i) a statement from the Custodian referencing the number of Shares held in the Participant’s name in a book entry account, or (ii) at the Participant’s request, certificate(s) for the number of Shares as to which the PRSUs vested. In any event, Shares due to the Participant shall be delivered as described above no later than March 15 of the year following the calendar year in which such PRSUs vest.

6.
Dividend Equivalents. The Company shall credit the Participant’s PRSU account with an amount equal to the dividends, if any, that would be paid with respect to the unvested PRSUs as if the PRSUs were actual Shares to a shareholder as of the record date. Such amount shall be credited to the Participant’s PRSU account at the same time dividends are paid with respect to the Shares, shall be subject to the vesting and forfeiture provisions set forth in Sections 3, 4 and 10 of the Agreement, and shall be paid in cash, as soon as practical following when the Participant’s related PRSUs vest and are issued as Shares to the Participant.

7.	Tax Withholdings and Payments.

a.
The Participant will pay withholding taxes attributable to the receipt of Shares from the PRSUs by having cash withheld by the Company or its Subsidiary or Affiliate that would otherwise be received by the Participant under the Agreement, or by any other method approved by the Committee.

b.	The Company shall deduct from the dividend equivalents paid to the Participant pursuant to Section 6 the Participant’s withholding obligation arising from such payment.

Exhibit 10.53

8.
Mandatory Holding Requirement. The Participant agrees not to transfer, sell, pledge, hypothecate or otherwise dispose of the Shares that are delivered to the Participant under this Agreement 180 days from the date such Shares vest.

9.	Forfeiture of PRSUs.

a.
Subject to the next following sentence, the Participant’s unvested PRSUs shall be forfeited to the Company upon the Participant’s termination of Continuous Service for any reason other than (a) the Participant’s death or Disability that occurs prior to the date the PRSUs vest as provided in Section 3 above or (b) the Participant’s termination of Continuous Service by the Company or any Subsidiary or Affiliate without Cause.

b.	The Participant’s unvested PRSUs shall also be forfeited to the Company in the event that the applicable Earn-Out Installment described in the QPA is not achieved.

c.
The Participant agrees that the Company or its Subsidiary or Affiliate may deduct from any amounts the Company or its Subsidiary or Affiliate owes the Participant from time to time, to the extent of any amounts the Participant owes the Company or its Subsidiary or Affiliate under this Section 10. The provisions of this section and any amounts repayable by the Participant hereunder are intended to be in addition to any rights to repayment the Company or its Subsidiary or Affiliate may have under applicable law.

10.	Miscellaneous.

a.
The Company or any Subsidiary or Affiliate shall have no obligation to continue any relationship as a result of an Award under the Program and/or the Agreement. The Participant acknowledges and agrees that: (i) the Program is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;  (ii) the grant of PRSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of PRSUs; (iii) the PRSUs are not a part of normal or expected dividend payment for any purposes; (iv) the future value of the underlying shares is unknown and cannot be predicted with certainty; and (vii) in consideration of the grant of PRSUs, no claim or entitlement to compensation or damages shall arise from termination of the PRSUs or diminution in value of the PRSUs or Shares received upon vesting.

b.
The Company may amend, alter or discontinue the Agreement, without the consent of the Participant so long as such amendment, alteration or discontinuance would not impair any of the rights or obligations under any Award theretofore granted to the Participant under the Program. The Committee may amend the Agreement in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable laws.

c.
The parties agree that the Agreement shall be governed by and interpreted and construed in accordance with the laws of the United States and, in particular, those of the State of Illinois without regard to its conflict of law principles, as Illinois is the situs of the principal corporate office of the Company. Furthermore, to the extent not prohibited under applicable law, and unless the Company affirmatively elects in writing to allow the proceeding to be brought (or itself brings such a proceeding) in a different venue, the parties agree that any suit, action or proceeding with respect to the Program, the PRSUs or the Agreement shall be brought in the state courts in Chicago, Illinois or in the U.S. District Court for the Northern District of Illinois. The parties hereby accept the exclusive jurisdiction of those courts for the purpose of any such suit, action or proceeding. Venue for any such action, in addition to any other venue required or otherwise mandated by statute, will be in Chicago, Illinois. Each party further agrees to waive any applicable right to a jury trial, and expressly elects to have the matter heard as a bench trial.

d.	Unless waived by the Company, any notice to the Company required under or relating to the Agreement shall be in writing and addressed to:

General Counsel
Heidrick & Struggles International, Inc.
233 South Wacker Drive
Suite 4900
Chicago, IL 60606-6303

Exhibit 10.53

11.
Program Governs. All terms and conditions of the Program are incorporated herein and made part hereof as if stated herein. If there is any conflict between the terms and conditions of the Program and the Agreement, the terms and conditions of the Program, as interpreted by the Committee, shall govern.

12.
Data Privacy.    By signing above, the Participant voluntarily acknowledges and consents to the collection, use, processing and transfer of personal data as described in this Section 13. The Participant is not obliged to consent to such collection, use, processing and transfer of personal data. However, the Participant’s failure to provide the consent may affect the Participant’s ability to participate in the Program. The Company and its Subsidiaries and Affiliates hold certain personal information about the Participant, including the Participant’s name, home address and telephone number, date of birth, identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other rights or entitlements to shares of stock in the Participant’s favor, for the purpose of managing and administering the Program (“Data”). The Company, its Subsidiaries and its Affiliates will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Program, and the Company and any of its Subsidiaries or Affiliates may each further transfer Data to any third parties assisting in the implementation, administration and management of the Program. These recipients may be located in the European Economic Area, or elsewhere throughout the world, such as the United States. The Participant authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Program, including any requisite transfer of such Data as may be required for the administration of the Program and/or the subsequent holding of Shares on the Participant’s behalf to a broker or other third party with whom the Participant may elect to deposit any Shares acquired pursuant to the Program. The Participant may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Company; however, by withdrawing consent, the Participant will affect his or her ability to participate in the Program.

13.	Execution of the Agreement.

a.	The Parties agree that this Agreement shall be considered executed by both parties executing the Agreement on the first page hereof, which is a part hereof.

b.	This Agreement, or any amendments thereto, may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.